Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Atlanta, Georgia November 6, 2017 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the third quarter ended September 30, 2017.
Third Quarter 2017 Financial Highlights:

•	Net sales of $122.5 million increased 1.2% over the prior-year third quarter; year-to-date net sales of $368.8 million increased 4.7% over the prior-year.

•	Net income of $19.3 million decreased 16.5% over the prior-year third quarter; year-to-date net income of $59.2 million decreased 10.2% over the prior-year.

•	Adjusted EBITDA of $29.2 million decreased 4.9% over the prior-year third quarter; year-to-date adjusted EBITDA of $85.3 million decreased 3.4% over the prior-year.

•	Earnings per unit of $0.460 for the quarter decreased 17.9% over the prior-year third quarter of $0.560; year-to-date of $1.410 decreased 10.8% over the prior-year.

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year second quarter as well as second quarter of 2017.

•
Net cash provided by operating activities of $19.5 million decreased 48.4% over prior-year third quarter; year-to-date net cash provided by operating activities of $45.2 million decreased by 56.5% over the prior-year.

•
Distributable cash flow of $13.1 million was down 3.0% compared to the prior-year third quarter; year-to-date distributable cash flow of $37.5 million decreased by 4.8% over the prior year. The distribution coverage ratio was 1.15 and 1.18 for the three months ended September 30, 2017 and 2016, respectively, and 1.10 and 1.15 for the nine months ended September 30, 2017 and 2016, respectively.

Kirk Milling, CEO, commented: “Our 3rd quarter production performance illustrated that we are beginning to make progress with our efforts to improve both the utilization and reliability at our Wyoming facility.  While our production and sales volumes remained below 2016 levels, our sequential production was up 5.6% and we believe we will see another modest increase again in the 4th quarter.  On the pricing front, we have raised our outlook for both international and domestic pricing as the soda ash market remains tight with pricing in Asia particularly strong.”

“While we have begun to see some of the initial benefits of our various production enabling projects, we expect most of the impact from these efforts to be realized in 2018.  We are optimistic these improvements will have a positive impact on production stability and therefore our distributable cash flow.”

2017 Outlook:
Our 2017 full year outlook provided below has changed from our previous provided guidance as follows:

•	We expect our soda ash volume sold to remain flat to 2016.

•	We expect international prices to be up 6% to 8% compared to our previous range of 3% to 5%.

•	We expect domestic pricing to be flat to up 2%, compared to our previous range of flat to down 3%.

•	Maintenance of business capital expenditures are planned to be in the range of $10 to $12 million.

•	Expansion capital expenditures are planned to be in the range of $17 to $20 million.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions, except per unit amounts)	2017	2016	% Change	2017	2016	% Change

Soda ash volume produced (millions of short tons)	0.680	0.690	(1.4)%	1.975	2.021	(2.3)%
Soda ash volume sold (millions of short tons)	0.677	0.697	(2.9)%	1.999	2.033	(1.7)%
Net sales	$122.5	$121.0	1.2%	$368.8	$352.1	4.7%
Net income	$19.3	$23.1	(16.5)%	$59.2	$65.9	(10.2)%
Net income attributable to Ciner Resources LP	$9.2	$11.1	(17.1)%	$28.3	$31.6	(10.4)%
Basic and Diluted Earnings per Limited Partner Unit	$0.46	$0.56	(17.9)%	$1.41	$1.58	(10.8)%
Adjusted EBITDA (1)	$29.2	$30.7	(4.9)%	$85.3	$88.3	(3.4)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$14.5	$15.1	(4.0)%	$42.3	$43.5	(2.8)%
Net cash provided by operating activities	$19.5	$37.8	(48.4)%	$45.2	$103.9	(56.5)%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.1	$13.5	(3.0)%	$37.5	$39.4	(4.8)%
Distribution coverage ratio (1)	1.15	1.18	(2.5)%	1.10	1.15	(4.3)%
(1)See non-GAAP reconciliations
Three Months Ended September 30, 2017 compared to Three Months Ended September 30, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$47.9	$48.4	(1.0)%
International	$74.6	$72.6	2.8%
Total net sales	$122.5	$121.0	1.2%
Sales volumes (thousands of short tons):
Domestic	217.6	222.7	(2.3)%
International	459.0	473.9	(3.1)%
Total soda ash volume sold	676.6	696.6	(2.9)%
Average sales price (per short ton):
Domestic	$220.13	$217.12	1.4%
International	$162.53	$153.29	6.0%
Average	$181.05	$173.70	4.2%
Percent of net sales:
Domestic sales	39.1%	40.0%	(2.3)%
International sales	60.9%	60.0%	1.5%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 1.2% to $122.5 million for the three months ended September 30, 2017 from $121.0 million for the three months ended September 30, 2016, driven by an increase in total average sales price of 4.2%, partially offset by a decrease in soda ash volumes sold of 2.9%. The increased international average sales price reflects the increase in freight costs driven by higher non-ANSAC export sales volume, primarily CIDT. The decrease in sales volumes are primarily due to lower production output compared to the prior period.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 4.7% to $95.0 million for the three months ended September 30, 2017 from $90.7 million for the three months ended September 30, 2016, primarily due to an increase in freight costs of 19.0% to $35.1 million for three months ended September 30, 2017, compared to $29.5 million for the three months ended September 30, 2016. The increase in freight costs was driven by higher non-ANSAC export sales volumes, primarily CIDT. The higher incremental freight costs on non-ANSAC export sales is also reflected in the higher average international sales price. In the three months ended September 30, 2016, international sales primarily consisted of transactions to ANSAC. During the three months ended September 30, 2017 we also had higher maintenance expense that was partially offset by lower employee benefit costs, primarily resulting from changes to postretirement benefits.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 9.5% to $5.7 million for the three months ended September 30, 2017, compared to $6.3 million for the three months ended September 30, 2016. The reduction was primarily driven by a higher proportion of employee time spent on Ciner Corp related activities in 2017, partially offset by higher professional services fees. In addition, we experienced lower selling and administrative fees relating to our affiliate, ANSAC.
Asset impairment charges. During the three months ended September 30, 2017, we incurred a $1.6 million asset impairment charge relating to certain assets, which became obsolete as a result of energy sourcing initiatives at our Wyoming facility.

Nine Months Ended September 30, 2017 compared to Nine Months Ended September 30, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$145.1	$144.3	0.6%
International	223.7	207.8	7.7%
Total net sales	$368.8	$352.1	4.7%
Sales volumes (thousands of short tons):
Domestic	659.8	665.4	(0.8)%
International	1,338.9	1,367.9	(2.1)%
Total soda ash volume sold	1,998.7	2,033.3	(1.7)%
Average sales price (per short ton):
Domestic	$219.92	$216.82	1.4%
International	$167.08	$151.91	10.0%
Average	$184.52	$173.16	6.6%
Percent of net sales:
Domestic sales	39.3%	41.0%	(4.1)%
International sales	60.7%	59.0%	2.9%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 4.7% to $368.8 million for the nine months ended September 30, 2017 from $352.1 million for the nine months ended September 30, 2016, driven by increase in total average sales price of 6.6%, partially offset by a decrease in soda ash volumes sold of 1.7%. The increased international average sales price reflects the increase in freight costs driven by higher non-ANSAC export sales volume, primarily CIDT. The decrease in sales volumes are primarily due to lower production output compared to the prior period.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 8.8% to $288.6 million for the nine months ended September 30, 2017 from $265.3 million for the nine months ended September 30, 2016, primarily due to an increase in freight costs of 27.9% to $111.0 million for the nine months ended September 30, 2017, compared to $86.8 million for the nine months ended September 30, 2016. The increase in freight costs was driven by higher non-ANSAC export sales volumes, primarily CIDT. The higher incremental freight costs on non-ANSAC export sales is also reflected in the higher average international sales price.In the nine months ended September 30, 2016, international sales primarily consisted of transactions to ANSAC. During the nine months ended September 30, 2017, we also had higher maintenance expense that was partially offset by lower employee benefit costs, primarily resulting from changes to postretirement benefits.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 8.3% to $16.6 million for the nine months ended September 30, 2017, compared to $18.1 million for the nine months ended September 30, 2016. The decrease was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, and a higher proportion of employee time spent on Ciner Corp related activities in 2017.

Asset impairment charges. During the nine months ended September 30, 2017, we incurred a $1.6 million asset impairment charge relating to certain assets, which became obsolete as a result of energy sourcing initiatives at our Wyoming facility.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2017	2016	2017	2016
Capital Expenditures
Maintenance	$1.8	$3.2	$6.8	$6.0
Expansion	1.2	3.1	7.7	10.7
Total	$3.0	$6.3	$14.5	$16.7
Operating and Other Data:
Ore to ash ratio(1)	1.51: 1.0	1.48: 1.0	1.49: 1.0	1.48: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of September 30, 2017, we had cash and cash equivalents of $13.8 million. In addition, we have approximately $88.9 million ($225.0 million, less $124.5 million outstanding and less standby letters of credit of $11.6 million) of remaining capacity under our revolving credit facilities. As of September 30, 2017, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.17 and 27.89, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $45.2 million during the nine months ended September 30, 2017 compared to $103.9 million of cash provided during nine months ended September 30, 2016, primarily driven by $37.3 million of working capital used in operating activities during the nine months ended September 30, 2017, compared to $17.5 million of working capital provided by operating activities during the nine months ended September 30, 2016. The $54.8 million increase in working capital used in operating activities was primarily due to the $40.9 million increase in due-from affiliates.
Cash provided by operating activities during the nine months ended September 30, 2017 were offset by cash used in investing activities of $16.9 million for capital expenditures and cash used in financing activities during the nine month period of $34.2 million. The cash used in financing activities during the nine months ended September 30, 2017 was due to distributions paid of $70.9 million, partially offset by net borrowings and debt issuance costs on the Ciner Wyoming revolving credit facility of $36.7 million.

Quarterly Distribution
On October 26, 2017, the Partnership declared its third quarter 2017 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the third quarter of 2016. The quarterly cash distribution is payable on November 20, 2017 to unitholders of record on November 6, 2017.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, November 7, 2017 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 5399369. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 5399369, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.cinerresources.com.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2017	2016	2017	2016
Net sales:
Sales—affiliates	74.6	72.6	$223.7	$207.8
Sales—others	47.9	48.4	145.1	144.3
Net sales	$122.5	$121.0	$368.8	$352.1
Operating costs and expenses:
Cost of products sold	88.0	84.1	268.4	246.0
Depreciation, depletion and amortization expense	7.0	6.6	20.2	19.3
Selling, general and administrative expenses—affiliates	4.3	5.0	12.4	14.2
Selling, general and administrative expenses—others	1.4	1.3	4.2	3.9
Asset impairment charges	1.6	—	1.6	—
Total operating costs and expenses	102.3	97.0	306.8	283.4
Operating income	20.2	24.0	62.0	68.7
Other income/(expenses):
Interest expense, net	(0.9)	(0.9)	(2.6)	(2.7)
Other, net	—	—	(0.2)	(0.1)
Total other expense, net	(0.9)	(0.9)	(2.8)	(2.8)
Net income	$19.3	$23.1	$59.2	$65.9
Net income attributable to non-controlling interest	10.1	12.0	30.9	34.3
Net income attributable to Ciner Resources LP	$9.2	$11.1	$28.3	$31.6
Other comprehensive loss:
Loss on derivative financial instruments	(0.5)	(1.3)	(2.9)	(0.9)
Comprehensive income	18.8	21.8	56.3	65.0
Comprehensive income attributable to non-controlling interest	9.9	11.4	29.5	33.9
Comprehensive income attributable to Ciner Resources LP	$8.9	$10.4	$26.8	$31.1

Net income per limited partner unit:
Common - Public and Ciner Holdings (basic and diluted)	$0.46	$0.56	$1.41	$1.58
Subordinated - Ciner Holdings (basic and diluted)	$—	$0.55	$—	$1.58
Net income per limited partner units (basic and diluted)	$0.46	$0.555	$1.41	$1.58

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	19.7	9.8	19.7	9.8
Weighted average subordinated units outstanding (basic and diluted)	—	9.8	—	9.8
Weighted average limited partner units outstanding (basic and diluted)	19.7	19.6	19.7	19.6
Cash distribution declared per unit	$0.567	$0.567	$1.701	$1.698

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$13.8	$19.7
Accounts receivable—affiliates	102.5	61.6
Accounts receivable, net	33.8	33.4
Inventory	19.8	19.0
Other current assets	1.5	2.3
Total current assets	171.4	136.0
Property, plant and equipment, net	248.8	256.1
Other non-current assets	20.1	21.0
Total assets	$440.3	$413.1
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$8.6
Accounts payable	17.4	15.0
Due to affiliates	4.6	4.2
Accrued expenses	27.3	27.7
Total current liabilities	49.3	55.5
Long-term debt	135.9	89.4
Other non-current liabilities	9.8	9.0
Total liabilities	195.0	153.9
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at September 30, 2017 and December 31, 2016)	146.0	151.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	3.7	3.9
Accumulated other comprehensive loss	(3.1)	(1.6)
Partners’ capital attributable to Ciner Resources LP	146.6	153.3
Non-controlling interest	98.7	105.9
Total equity	245.3	259.2
Total liabilities and partners’ equity	$440.3	$413.1

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2017	2016

Cash flows from operating activities:
Net income	$59.2	$65.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	20.5	19.6
Asset impairment charges	1.6	—
Equity-based compensation expense	1.0	0.4
Other non-cash items	0.2	0.5
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable—affiliates	(40.9)	7.9
Accounts receivable, net	(0.4)	1.8
Inventory	0.8	1.6
Other current and other non-current assets	0.2	0.8
Increase/(decrease) in:
Accounts payable	3.4	2.1
Due to affiliates	0.4	(1.4)
Accrued expenses and other liabilities	(0.8)	4.7
Net cash provided by operating activities	45.2	103.9
Cash flows from investing activities:
Capital expenditures	(16.9)	(16.2)
Net cash used in investing activities	(16.9)	(16.2)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	70.5	7.0
Repayments on Ciner Wyoming credit facility	(24.0)	(17.5)
Repayments on other long-term debt	(8.6)	—
Debt issuance costs	(1.2)	—
Distributions to common unitholders	(33.5)	(16.6)
Distributions to general partner	(0.7)	(0.6)
Distributions to subordinated unitholders	—	(16.5)
Distributions to non-controlling interest	(36.7)	(34.3)
Net cash used in financing activities	(34.2)	(78.5)
Net increase/(decrease) in cash and cash equivalents	(5.9)	9.2
Cash and cash equivalents at beginning of period	19.7	20.4
Cash and cash equivalents at end of period	$13.8	$29.6

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. Additionally, for the period ended September 30, 2017, we amended our definition of Distributable cash flow to include cash interest received as an offset to cash paid for interest and have adjusted all prior periods accordingly. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per unit data)	2017	2016	2017	2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$19.3	$23.1	$59.2	$65.9
Add backs:
Depreciation, depletion and amortization expense	7.0	6.6	20.2	19.3
Asset impairment charges	1.6	—	1.6	—
Interest expense, net	0.9	0.9	2.6	2.7
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	0.7	—
Equity-based compensation expense	0.4	0.1	1.0	0.4
Adjusted EBITDA	$29.2	$30.7	$85.3	$88.3
Less: Adjusted EBITDA attributable to non-controlling interest	14.7	15.6	43.0	44.8
Adjusted EBITDA attributable to Ciner Resources LP	$14.5	$15.1	$42.3	$43.5

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$14.5	$15.1	$42.3	$43.5
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.4	1.4	1.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.8	1.2	3.4	2.9
Distributable cash flow attributable to Ciner Resources LP	$13.1	$13.5	$37.5	$39.4

Cash distribution declared per unit	$0.567	$0.567	$1.701	$1.698
Total distributions to unitholders and general partner	$11.4	$11.4	$34.2	$34.0
Distribution coverage ratio	1.15	1.18	1.10	1.15

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$19.5	$37.8	$45.2	$103.9
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.3)	(0.3)
Net change in working capital	9.0	(7.7)	37.3	(17.5)
Interest expense, net	0.9	0.9	2.6	2.7
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	0.7	—
Other non-cash items	(0.1)	(0.2)	(0.2)	(0.5)
Adjusted EBITDA	$29.2	$30.7	$85.3	$88.3
Less: Adjusted EBITDA attributable to non-controlling interest	14.7	15.6	43.0	44.8
Adjusted EBITDA attributable to Ciner Resources LP	$14.5	$15.1	$42.3	$43.5
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.4	1.4	1.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.8	1.2	3.4	2.9
Distributable cash flow attributable to Ciner Resources LP	$13.1	$13.5	$37.5	$39.4

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q3-2017	Q3-2017	Q2-2017	Q1-2017	Q4-2016	Q3-2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$79.6	$19.3	$17.5	$22.4	$20.4	$23.1
Add backs:
Depreciation, depletion and amortization expense	27.0	7.0	6.5	6.7	6.8	6.6
Asset impairment charges	1.6	1.6	—	—	—	—
Interest expense, net	3.5	0.9	0.8	0.9	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	1.2	—	0.3	0.4	0.5	—
Equity-based compensation expense	1.1	0.4	0.5	—	0.2	0.1
Adjusted EBITDA	114.0	29.2	25.6	30.4	28.8	30.8
Less: Adjusted EBITDA attributable to non-controlling interest	57.5	14.7	13.0	15.3	14.5	15.6
Adjusted EBITDA attributable to Ciner Resources LP	$56.5	$14.5	$12.6	$15.1	$14.3	$15.2

Adjusted EBITDA attributable to Ciner Resources LP	$56.5	$14.5	$12.6	$15.1	$14.3	$15.2
Less: Cash interest expense, net attributable to Ciner Resources LP	1.9	0.6	0.5	0.4	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.2	0.8	1.3	1.3	2.8	1.2
Distributable cash flow attributable to Ciner Resources LP	$48.4	$13.1	$10.8	$13.4	$11.1	$13.6

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.6	$11.4	$11.4	$11.4	$11.4	$11.4
Distribution coverage ratio	1.06	1.15	0.94	1.17	0.97	1.18

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com